Exhibit 3.28

CR-75707 Certificate of Incorporation I, CINDY YVONNE JEFFERSON Deputy Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law (Revised), that all the requirements of the said Law in respect of registration were complied with by NOBLE INTERNATIONAL FINANCE COMPANY an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 14th Day of August One Thousand Nine Hundred Ninety-Seven REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS Given under my hand and Seal at George Town in the Island of Grand Cayman this Fourteenth day of August One Thousand Nine Hundred Ninety-Seven Deputy Registrar of Companies, Cayman Islands, B.W.I.